Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Helen M. Wilson
(441) 299-9283
helen.wilson@ace.bm

Media Contact:	Robert T. Grieves
(212) 827-4444
robert.grieves@ace-ina.com

ACE LIMITED REPORTS RECORD SECOND QUARTER 2006 NET INCOME OF

$573 MILLION AND RECORD OPERATING INCOME OF $579 MILLION;

P&C UNDERWRITING INCOME AND INVESTMENT INCOME

EACH INCREASED 28%

HAMILTON, Bermuda — July 25, 2006 — ACE Limited (NYSE: ACE) today reported net income for the second quarter ended June 30, 2006 of $573 million or $1.72 per common share after payment of preferred dividends, compared with net income of $467 million or $1.58 per share for the same quarter last year. Income excluding net realized gains (losses) for the second quarter was $579 million, or $1.74 per share, compared with $443 million or $1.50 per share for the same quarter a year ago. (1)

Second Quarter Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share - Diluted)
	2006	2005	Change	2006	2005	Change
Net income	$573	$467	23%	$1.72	$1.58	9%
Net realized gains (losses), net of tax	(6)	24	—	(0.02)	0.08	—
Income excluding net realized gains, net of tax (1)	$579	$443	31%	$1.74	$1.50	16%

Net income for the first six months of 2006 was $1,062 million or $3.18 per share, compared with $904 million or $3.06 per share for the first six months of 2005. For the first six months of 2006, income excluding net realized gains and cumulative effect was $1,056 million or $3.17 per share, compared with $898 million or $3.04 per share for the same period of 2005. (1)

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Six Months Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share - Diluted)
	2006	2005	Change	2006	2005	Change
Net income	$1,062	$904	17%	$3.18	$3.06	4%
Net realized gains, net of tax	2	6	—	—	0.02	—
Cumulative effect, net of tax(2)	4	—	—	0.01	—	—
Income excluding net realized gains and cumulative effect, net of tax (1)	$1,056	$898	18%	$3.17	$3.04	4%

Evan Greenberg, President and Chief Executive Officer of ACE Limited, commented: “This was another excellent quarter for ACE, marked by both record net and operating income. The P&C combined ratio was 88%. Our premium growth in the quarter reflects current market conditions globally, which in all remain favorable but mixed. We have a broad geographic and product reach and take a balanced approach to our business – capitalizing on opportunities when they make economic sense and walking away from business when it does not. For six months, our annualized ROE was 18%, which reflects an efficient use of capital.”

Second quarter operating highlights were as follows:

•	P&C net premiums written increased 6% over the prior year quarter

•	P&C net premiums earned increased 1% over the prior year quarter

•	The P&C combined ratio was 87.8% for the quarter compared with 90.3% a year ago

•	P&C underwriting income increased 28% over the prior year quarter

•	Operating cash flow amounted to $882 million for the quarter

•	Invested assets increased by $1.1 billion from March 31, 2006

•	Net unpaid losses and loss expenses increased $439 million to $21.4 billion from March 31, 2006

•	Net investment income increased 28% to $390 million over the prior year quarter

•	Shareholders’ equity increased 3% to $12.5 billion from March 31, 2006

•	Tangible equity(1) rose to $9.8 billion, an increase of 3% from March 31, 2006

•	Debt to total capital ratio increased to 15.9% from 14.5% at March 31, 2006

•	Return on average equity for the quarter was 19.3%(3)

•	Book value per share as of June 30, 2006 was $36.60 (4)

Details of our financial results for our P&C business segments are available in the financial supplement. Key items include:

•	Insurance-North American: Net premiums written increased 6% for the quarter. The combined ratio was 87.9%.

•	Insurance-Overseas General: Net premiums written increased 2% for the quarter. The segment’s combined ratio was 88.0%.

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•	Global Reinsurance: Net premiums written increased 14% for the quarter. This segment had a combined ratio of 77.3%.

•	Financial Services: Income excluding net realized gains (losses) decreased 18% to $40 million for the quarter.

•	Life Insurance and Reinsurance: Net premiums written increased 10% for the quarter. Income excluding net realized gains (losses) increased 16% to $29 million for the quarter.

The following is updated guidance for the full year 2006:

Property & Casualty net premiums earned are expected to grow between 2% and 3% for the full year.

The Property & Casualty combined ratio is expected to range between 88% and 90%. We expect to be at the high end of the range including the regulatory settlement of $80 million announced in the first quarter. This accounts for approximately seven-tenths of a percentage point on the combined ratio.

Financial Services operating income is expected to increase approximately 0 to 5% over prior year.

Total investment income is expected to range between $1.5 billion and $1.55 billion. The Company’s expectation is based upon estimated positive operating cash flow of approximately $4.0 billion and an expected increase in average portfolio yield to approximately 5.1% over the course of the year.

The effective tax rate is expected to be between 20% and 22%.

Please refer to the ACE Financial Supplement June 30, 2006, which is posted on the Company's website, for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, investment portfolio and capital structure. ACE's website reference (url) is

http://media.corporate-ir.net/media_files/nys/ace/reports/fin_supp_june 30_2006.xls. (Due to the length of this URL, it may be necessary to copy and paste this hyperlink into your Internet browser's URL address field.)

ACE will host its second quarter 2006, quarter-end earnings conference call and webcast on Wednesday, July 26, 2006 beginning at 8:30 a.m. EDT. The earnings conference call will be available via live and archived webcast at www.acelimited.com or by dialing 800-289-0572 (within the United States) or 913-981-5543 (international); conference ID 4680900. Please refer to the ACE Limited website in the Investor Information section under Calendar of Events for details. A replay of the call will be available from approximately 11:30 a.m. EDT on Wednesday, July 26, 2006 until Friday, August 25, 2006. To listen to the replay, dial: 888-203-1112 (in the United States) or 719-457-0820 (international); passcode 4680900 (#).

The ACE Group of Companies is a global leader in insurance and reinsurance serving a diverse group of clients. Headed by ACE Limited, a component of the Standard & Poor’s 500 stock index, the ACE Group conducts its business on a worldwide basis with operating subsidiaries in more than 50 countries. Additional information can be found at: www.acelimited.com.

[1]	Non-GAAP Financial Measures:

Operating Income or Income excluding net realized gains (losses) and cumulative effect, net of tax is a common performance measurement for insurance companies. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude net realized gains (losses) because the amount of these gains (losses) is heavily influenced by, and fluctuates in part according to, the availability of market opportunities. We exclude the cumulative effect of a change in accounting principle net of tax because this amount resulted in a one-time adjustment to income.

Underwriting income is calculated by subtracting losses and loss expenses, life and annuity benefits, policy acquisition costs and administrative expenses from net premiums earned. We use underwriting income and operating ratios to monitor the results of our operations without the impact of certain factors, including net investment income, other (income) expense, interest and income tax expense and net realized gains (losses). We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.

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Tangible shareholders’ equity is shareholders' equity less goodwill. See reconciliation of Non-GAAP Financial Measures on page 23 in the financial supplement.

These measures should not be viewed as a substitute for net income determined in accordance with generally accepted accounting principles (GAAP).

[2]	The cumulative effect is a benefit resulting from the inclusion of a forfeiture rate on restricted stock in our stock compensation expense calculations, as required under Financial Accounting Standard (FAS) 123R.

[3]	Calculated using income excluding net realized gains (losses).

[4]	Book value per ordinary share is ordinary shareholders’ equity divided by the shares outstanding.

Cautionary Statement Regarding Forward-Looking Statements:

Any forward-looking statements made in this press release reflect the Company’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, the Company’s forward-looking statements, such as its updated guidance, could be affected by competition, pricing and policy term trends, the levels of new and renewal business achieved, market acceptance, changes in demand, the frequency of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments and actual settlement terms, the amount and timing of reinsurance recoverable, credit developments among reinsurers, actual market developments, rating agency action, possible terrorism or the outbreak and effects of war and economic, political, regulatory, insurance and reinsurance business conditions, as well as management’s response to these factors, and other factors identified in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(tables to follow)

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ACE Limited

Summary Consolidated Balance Sheets

(in millions of U.S. dollars, except per share data)

	June 30 2006	December 31 2005
	(Unaudited)
Assets
Total investments	$34,363	$31,842
Cash	552	512
Insurance and reinsurance balances receivable	3,941	3,343
Reinsurance recoverable	15,270	15,463
Other assets	11,264	11,280

Total assets	$65,390	$62,440

Liabilities
Unpaid losses and loss expenses	$35,564	$35,055
Unearned premiums	6,963	5,884
Other liabilities	10,397	9,689

Total liabilities	$52,924	$50,628

Shareholders’ equity
Total shareholders’ equity	$12,466	$11,812

Total liabilities and shareholders’ equity	$65,390	$62,440

Book value per ordinary share (4)	$36.60	$34.81

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ACE Limited

Summary Consolidated Financial Data

(in millions of U.S. dollars, except share, per share data, and ratios)

(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2006	2005	2006	2005
Gross premiums written	$4,583	$4,213	$9,094	$8,756
Net premiums written	3,066	2,909	6,376	6,275
Net premiums earned	2,906	2,921	5,711	5,798

Losses and loss expenses	1,748	1,843	3,428	3,632
Life and annuity benefits	34	38	62	73
Policy acquisition costs	428	429	849	817
Administrative expenses	340	316	738	652

Underwriting income(1)	356	295	634	624

Net investment income	390	305	759	590
Net realized gains (losses)	(7)	32	—	18
Interest expense	45	43	88	85
Other (income) expense	(13)	(6)	(21)	(11)
Income tax expense (benefit)	134	128	268	254
Cumulative effect, net of tax	—	—	4	—

Net income	573	467	1,062	904
Preference shares dividend	(11)	(11)	(22)	(22)

Net income available to holders of ordinary shares	$562	$456	$1,040	$882

Diluted earnings per share:
Income excluding net realized gains (losses) and cumulative effect (1)	$1.74	$1.50	$3.17	$3.04
Net income	$1.72	$1.58	$3.18	$3.06

Weighted average diluted shares outstanding	326.1	288.5	326.2	288.2

Loss and loss expense ratio	61.6%	64.4%	61.4%	63.9%
Policy acquisition cost ratio	14.9%	14.8%	15.0%	14.2%
Administrative expense ratio	11.7%	10.9%	12.9%	11.4%
Combined ratio	88.2%	90.1%	89.3%	89.5%

Ratios exclude life insurance and reinsurance business

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ACE Limited

Consolidated Supplemental Segment Information

(in millions of U.S. dollars)

(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2006	2005	2006	2005
Gross Premiums Written

Insurance—North American	$2,612	$2,344	$4,824	$4,494
Insurance—Overseas General	1,485	1,425	3,069	3,059
Global Reinsurance	417	369	1,021	905
Financial Services	3	15	53	178
Life Insurance and Reinsurance	66	60	127	120

Total	$4,583	$4,213	$9,094	$8,756

Net Premiums Written

Insurance—North American	$1,498	$1,412	$2,952	$2,837
Insurance—Overseas General	1,083	1,059	2,229	2,252
Global Reinsurance	415	363	1,015	890
Financial Services	4	15	53	176
Life Insurance and Reinsurance	66	60	127	120

Total	$3,066	$2,909	$6,376	$6,275

Net Premiums Earned

Insurance—North American	$1,336	$1,319	$2,634	$2,604
Insurance—Overseas General	1,086	1,078	2,125	2,164
Global Reinsurance	387	372	758	728
Financial Services	31	92	67	182
Life Insurance and Reinsurance	66	60	127	120

Total	$2,906	$2,921	$5,711	$5,798

Income (Loss) Excluding Net Realized Gains (Losses) and Cumulative Effect (1)

Insurance—North American	$237	$187	$476	$395
Insurance—Overseas General	182	146	341	306
Global Reinsurance	134	103	253	194
Financial Services	40	49	77	90
Life Insurance and Reinsurance	29	25	60	50
Corporate	(43)	(67)	(151)	(137)

Total	$579	$443	$1,056	$898

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